Exhibit 16.1

November 13, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of AdaptHealth Corp. (formally known as DFB Healthcare Acquisitions Corp.) included under Item 4.01 of its Form 8-K dated November 7, 2019. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on November 8, 2019. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

WithumSmith+Brown, PC